Exhibit 99.1

NEWS RELEASE

Valvoline Provides Update on COVID-19

LEXINGTON, Ky., March 24, 2020 — Valvoline Inc. (NYSE: VVV), a leading worldwide supplier of premium branded lubricants and automotive services, today provided an update on the impacts of and its responses to the novel coronavirus (COVID-19) pandemic.

“In this time of unprecedented uncertainty related to the impact of the COVID-19 virus, our top priority remains the health and safety of our employees, customers and business partners,” said Sam Mitchell, CEO.

Valvoline’s company-owned and franchised Quick Lubes stores in North America are currently open and fully operational. The Company is committed to keeping as many of its stores open as possible for the communities they serve. Valvoline is also providing various types of financial assistance to support the long-term health of its Quick Lubes franchisee network through this period of uncertainty.

Quick Lubes’ store team members already have minimal contact with customers through the Company’s existing drive-through, stay-in-your-car service experience. Valvoline has also taken additional actions to modify in-store procedures to further reduce direct contact between store teams and customers. The Company is monitoring the situation closely and is prepared to make additional changes as necessary.

Valvoline globally is taking broader actions designed to help further prevent the spread of the COVID-19 virus, including limiting domestic and international travel and implementing work-from-home arrangements, among others. On a positive note, in China, after a temporary suspension, construction on the lubricants plant has resumed, work-from-home protocols substantially ended earlier this month and sales trends are improving.

The Company is taking prudent and precautionary steps to enhance financial flexibility and liquidity and further strengthen its balance sheet including:

•Drawing on its available credit facilities, including $450 million from its revolving credit facility and $75 million from its trade receivables securitization facility
•Limiting or deferring certain non-essential operating expenses
•Delaying certain capital expenditures

Valvoline ended the first quarter of fiscal 2020 with $162 million of cash and cash equivalents on its balance sheet. Following the draws on the credit facilities and inclusive of activity since the first quarter, the Company expects to have more than $750 million of cash and cash equivalents on hand and no meaningful debt maturities until 2024. With its strong balance sheet and liquidity position, management believes the Company is well-positioned to manage through a variety of down-side scenarios, including the temporary closure of many or all of its Quick Lubes stores and substantially lower volumes in its other segments.

Due to the uncertainty in the current environment, Valvoline is withdrawing its previous fiscal 2020 guidance, which did not contemplate the impacts of the COVID-19 virus. The Company will provide a business update as part of its fiscal second quarter earnings announcement.

“I want to thank the entire Valvoline team for their dedication and unwavering service to our customers and communities in this rapidly evolving environment,” Mitchell added.

About Valvoline™
Valvoline Inc. (NYSE: VVV) is a leading worldwide marketer and supplier of premium branded lubricants and automotive services, with sales in more than 140 countries. Established in 1866, the company’s heritage spans more than 150 years, during which time it has developed powerful brand recognition across multiple product and service channels. Valvoline ranks as the No. 3 passenger car motor oil brand in the DIY market by volume. It operates and franchises approximately 1,400 quick-lube locations, and it is the No. 2 chain by number of stores in the United States under the Valvoline Instant Oil ChangeSM brand and the No. 3 chain by number of stores in Canada under the Valvoline Great Canadian Oil Change brand. It also markets Valvoline lubricants and automotive chemicals, including the Valvoline High Mileage with MaxLife technology motor oil for engines over 75,000 miles; Valvoline Advanced Full Synthetic motor oil; Valvoline Premium Blue™ heavy-duty motor oil; Valvoline Multi-Vehicle Automatic Transmission Fluid; and Zerex™ antifreeze. To learn more, visit www.valvoline.com.

Forward-Looking Statements
Certain statements in this news release, other than statements of historical fact, including estimates, projections, statements related to Valvoline’s business plans and operating results are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Valvoline has identified some of these forward-looking statements with words such as “anticipates,” “believes,” “expects,” “estimates,” “is likely,” “predicts,” “projects,” “forecasts,” “may,” “will,” “should” and “intends” and the negative of these words or other comparable terminology. These forward-looking statements are based on Valvoline’s current expectations, estimates, projections and assumptions as of the date such statements are made and are subject to risks and uncertainties that may cause results to differ materially from those expressed or implied in the forward-looking statements. Additional information regarding these risks and uncertainties are described in the company’s filings with the Securities and Exchange Commission (the “SEC”), including in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of Valvoline’s most recently filed periodic reports on Forms 10-K and Forms 10-Q, which are available on Valvoline’s website at http://investors.valvoline.com/sec-filings or on the SEC’s website at http://sec.gov. Valvoline assumes no obligation to update or revise these forward-looking statements for any reason, even if new information becomes available in the future.

™ Trademark, Valvoline or its subsidiaries, registered in various countries
℠ Service mark, Valvoline or its subsidiaries, registered in various countries

FOR FURTHER INFORMATION

Investor Relations
Sean T. Cornett
+1 (859) 357-2798
scornett@valvoline.com

Media Relations
Michele Gaither Sparks
+1 (859) 230-8079
michele.sparks@valvoline.com